As filed with the Securities and Exchange Commission on July 20, 2026.

Registration No. 333-277794

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-277794

UNDER

THE SECURITIES ACT OF 1933

XOMA ROYALTY LLC

(Exact name of registrant as specified in its charter)

Delaware	52-2154066
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2200 Powell Street, Suite 310

Emeryville, CA 94608

(510) 204-7200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

c/o XOMA Royalty LLC

2200 Powell Street, Suite 310

Emeryville, CA 94608

(510) 204-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not Applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This post-effective amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (File No. 333-277794) (the “Registration Statement”) originally filed with the Securities and Exchange Commission (the “SEC”) by XOMA Royalty Corporation, a Nevada corporation (the “Registrant”), on March 8, 2024 in respect of $200 million of: (i) the Registrant’s unsecured debt securities (the “Debt Securities”); (ii) shares of the Registrant’s common stock, par value $0.0075 per share (the “Common Stock”); (iii) shares of the Registrant’s preferred stock, par value $0.05 per share (the “Preferred Stock”); (iv) depositary shares each representing a fraction of a share of a particular series of Preferred Stock (the “Depositary Shares”); (v) subscription rights to purchase Common Stock, Preferred Stock, Depositary Shares and/or Debt Securities, (vi) contingent value rights representing the contractual right to receive additional consideration in connection with an acquisition of businesses, assets, royalty interests or securities of other companies; (vii) royalty certificates representing the contractual right to receive royalties from the Registrant and/or the Registrant’s existing or future subsidiaries; (viii) warrants for the purchase of Common Stock, Preferred Stock, Depositary Shares or Debt Securities; and (ix) units of the Registrant comprised of any of the foregoing.

On July 14, 2026, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 27, 2026, by and among the Registrant, Ligand Pharmaceuticals Incorporated, a Delaware Corporation (“Parent”), Flex Merger Sub, Inc., a Nevada corporation and wholly owned subsidiary of Parent (“Merger Sub”) and XOMA Royalty Holdings Corporation, a Nevada corporation (“HoldCo”), Merger Sub merged with and into HoldCo with HoldCo surviving as a wholly owned subsidiary of Parent (the “Merger”).

Prior to giving effect to the Merger, the Registrant effected a restructuring pursuant to which, among other matters, the Registrant converted from a Nevada corporation to a Delaware limited liability company (the “Conversion”). Reference herein to the “Registrant” refers to (i) “XOMA Royalty Corporation” with respect to matters occurring prior to the effectiveness of the Conversion, and (ii) “XOMA Royalty LLC” with respect to matters occurring on and after the effectiveness of the Conversion.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, by filing this Post-Effective Amendment, the Registrant hereby removes from registration all securities registered but unsold under the Registration Statement, if any, as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, on the 20th day of July, 2026.

XOMA ROYALTY LLC
/s/ Owen Hughes
Name: Owen Hughes
Title: Authorized Person